Exhibit 99.1
                            ------------
                Press Release dated January 7, 2002


PRESS RELEASE

FOR IMMEDIATE RELEASE: Monday, January 7, 2002

I.      CONTACT:      William H. Roberts         Joseph R. Bergmann

II.                   Wayne Buckhout             President

                      CTC, Inc.                  Silk Botanicals.Com, Inc.
                      (937) 434-2700             (561)  265-3600

Silk Botanicals.Com, Inc. acquires assets of BTSL Technologies
Limited.

Delray Beach, Florida, Monday, January 7, 2002. Silk Botanicals.Com, Inc. (OTCBB:SILK) announced today that it has purchased certain assets and business opportunities from BTSL Technologies Limited ("BTSL"), an Irish limited liability company, in exchange for 20,000,000 shares of the Company's common stock in a tax-free reorganization. The transaction has been approved by consent of a majority of the Company's shareholders.

The purchased assets will become a newly formed Irish based subsidiary of the Company called TecEnergy Limited. BTSL current management will continue to operate this portion of the business. A second subsidiary will be formed called "Decorative Accessories International" consisting of the Company's existing business which markets and distributes high-quality decorative accessories, artificial greenery and floral arrangements in baskets and containers and artificial floral arrangements in clear glass vases set in epoxy providing the illusion of fresh flowers in water.

BTSL will own a majority of the issued and outstanding common stock of the Company and the assets acquired from BTSL will become the primary focus of the Company. These assets will provide the Company with potential for future development and business growth opportunities. Concurrently with the closing, Padraic Maloney and Tim Coburn were appointed to the Company's Board of Directors.

BTSL is in the business of acquiring and developing new technologies. The initial focus of the Company will be in two technologies, Gasification and Oxygen Generation. The Company has transferred to its Irish subsidiary, TecEnergy Limited, its worldwide patents and technology rights in the areas of Gasification and of Oxygen Generation. The gasification and oxygen generating equipment marketed by the Company will be manufactured in Ireland for the Company by two international engineering manufacturing companies which have many years experience of exporting products worldwide.

Gasification: This process converts any carbon-containing material into a synthesis gas composed primarily of carbon monoxide and hydrogen, which can be used as a fuel to generate electricity or steam or used as a basic chemical building block for a large number of uses in the petrochemical and refining industries. Gasification adds value to low- or negative-value feed stocks by converting them to marketable fuels and products. TecEnergy Limited will install and operate Micro-Power Generation facilities producing "green" electricity, using the long-term contracts it holds for the processing of materials by applying its patented gasification process.



          Exhibit 99.1 - Pg. 1


Oxygen Generation: Oxygen generation is the process of separating oxygen from air using a Pressure Swing Adsorption (PSA) or Vacuum Swing Adsorption (VSA) system. Oxygen Generators have many medical (hospital) and industrial applications such as sewage treatment, water treatment, fish farming, chicken production, odor elimination, and many more. TecEnergy Limited will manufacture and supply its patented oxygen generating systems to service these varied markets on a worldwide basis.

Although the Company's primary focus will be to develop the assets and business opportunities acquired from BTSL, the newly formed subsidiary (Decorative Accessories International.) will continue to develop the existing business which is to market and distribute high-quality artificial greenery and floral arrangements in baskets and containers and artificial floral arrangements in clear glass vases set in epoxy providing the illusion of fresh flowers in water. These products are marketed under the Silk Botanicals, "Living Silk(R)" and "Forever Fresh(R)" names. The Subsidiary will market and sell these products to gift retailers, decorative accessory retailers, and the hospitality industry. The artificial foliage and flowers are imported primarily from Taiwan, Hong Kong and the Peoples Republic of China. Silk Botanical purchases artificial flowers from U.S. based importers and U.S. subsidiaries of foreign companies located in the U.S.


          Exhibit 99.1 - Pg. 2


Joseph R. Bergmann, President of the Company, stated "This is an important step in making Silk Botanicals.Com, Inc. a long-term viable investment for shareholders. We explored many alternatives and found this option to be the best, providing an excellent opportunity for our investors. I am excited about the Company and its future and am gratified that we are able to provide to our shareholders such an opportunity"

Padraic Maloney, managing director of BTSL and a new member of the Company's Board of Directors, stated; "This will allow us to make further acquisitions of assets and proven technology which we can apply on existing natural resources to increase efficiency and improve the environment while at the same time increasing value for our shareholders".

NOTE: Statements made by Silk Botanical.Com, Inc. that are not purely historical are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve a variety of risks and uncertainties, including, without limitation, statements with respect to the Company's strategy and prospects. These statements are made based upon information available to the Company at the time, and the Company assumes no obligation to update forward- looking statements. Readers and investors are cautioned that the Company's actual results may differ materially from those described in the forward- looking statements due to a number of factors including, but not limited to,
(1) demand for the Company's products and services; (2) the Company's ability to continue to develop and launch its markets; (3) changes in the current and future business environment, including interest rates and capital and consumer spending; (4) the impact of competitive products and pricing; (5) reliance on key strategic alliances; (6) the availability of skilled personnel; (7) the regulatory environment; (8) the risks outlined in the Company's filings from time to time with the Securities and Exchange Commission; and (9) the impact of yet unknown competitors, technological obsolescence, problems with technology, problems with shipment; inadequate supplies and business opportunities.



          Exhibit 99.1 - Pg. 3